EXHIBIT 97

CLAWBACK POLICY

Introduction

The Board of Directors (the “Board”) of Allient Inc. (the “Company”) believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy.

Clawback Policy

In accordance with its culture, the Board has adopted this recovery policy which provides that the Company will recover reasonably promptly the amount of erroneously awarded incentive-based compensation in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previous issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (the “Policy”). This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”) and Rule 10D-1 promulgated thereunder (“Rule 10D-1”), as such law and regulation may be amended hereafter.

Administration

This Policy shall be administered by the Board or, if so designated by the Board, the Human Capital and Compensation Committee (the “Compensation Committee”), in which case references herein to the Board shall be deemed references to the Compensation Committee. Any determinations made by the Board shall be final and binding on all affected individuals.

Covered Executives

This Policy applies to the Company’s current and former executive officers, as determined by the Board in accordance with Section 10D of the Exchange Act, Rule 10D-1, and the listing standards of the national securities exchange on which the Company’s securities are listed (“Covered Executives”).

Recovery Period

In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, the Board will require recovery, in the form of reimbursement or forfeiture, of any excess Incentive Compensation received by any Covered

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Executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement.

Incentive Compensation

For purposes of this Policy, Incentive Compensation means any of the following; provided that, such compensation is granted, earned, or vested based wholly or in part on the attainment of a financial reporting measure:

●	Annual bonuses and other short- and long-term cash incentives.
●	Stock options.
●	Stock appreciation rights.
●	Restricted stock.
●	Restricted stock units.
●	Performance shares.
●	Performance units.

Financial reporting measures include:

●	Company stock price.
●	Total shareholder return.
●	Revenues.
●	Net income.
●	Earnings before interest, taxes, depreciation, and amortization (EBITDA).
●	Liquidity measures such as working capital or operating cash flow.
●	Return measures such as return on invested capital, return on assets or economic value added (EVA).
●	Earnings measures such as earnings per share.

Erroneously Awarded Compensation: Amount Subject to Recovery

The amount of incentive-based compensation that must be recovered under the Policy (“Erroneously Awarded Compensation”) is the amount of incentive-based compensation received that exceeds the amount of incentive-based compensation that otherwise would have been received had it been determined based on the restated amounts, and must be computed without regard to any taxes paid by the Covered Executive. For incentive-based compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an accounting restatement: (A) the amount must be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the incentive-based compensation was received; and (B) the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation any securities exchange on which it securities are listed.

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In all other instances, if the Board cannot determine the amount of Erroneously Awarded Compensated received by the Covered Executive directly from the information in the accounting restatement, then it will make its determination based on a reasonable estimate of the effect of the accounting restatement.

Method of Recovery

The Board will determine, in its sole discretion, the method for recovering Erroneously Awarded Compensation hereunder which may include, without limitation:

(a)	requiring reimbursement of cash Incentive Compensation previously paid;
(b)	seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;
(c)	offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive;
(d)	cancelling outstanding vested or unvested cash or equity awards; and/or
(e)	taking any other remedial and recovery action permitted by law, as determined by the Board.

No Indemnification

The Company shall not indemnify any Covered Executives against the loss of any incorrectly awarded Incentive Compensation.

Interpretation

The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and Rule 10D-1, and any other applicable rules or standards adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s securities are listed.

Effective Date

This Policy shall be effective as of the date designated by the Board upon approval of the Policy by the Board (the “Effective Date”), and shall apply to Incentive Compensation that is approved, awarded, or granted to Covered Executives on or after the Effective Date.

Amendment; Termination

The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect applicable regulations adopted by the Securities and Exchange Commission under Section 10D of the Exchange Act, and to comply with any rules or standards adopted by a national securities exchange on which the Company’s securities are listed. The Board may terminate this Policy at any time; provided, however, that any such termination shall not waive any other rights that the Company may have to recover any Erroneously Awarded Compensation awarded prior to such termination.

Other Recovery Rights

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The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement, cash or equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, cash or equity award agreement, or similar agreement and any other legal remedies available to the Company.

Impracticability

The Board shall recover any Erroneously Awarded Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Board in accordance with Rule 10D-1 and the listing standards of the national securities exchange on which the Company’s securities are listed.

Successors

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators, or other legal representatives.

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